                                                                      EXHIBIT 12

                           STATER BROS. HOLDINGS INC.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)

                                                                    Fiscal Years Ended
                                           ----------------------------------------------------------------------------
                                           Sept. 27,(2)    Sept. 26,(2)   Sept. 24,(2)   Sept. 30,(1)(2)   Sept. 29,(2)
                                               1998           1999           2000           2001               2002
                                             --------       --------       --------       --------           --------
Earnings:
Income (loss) before income taxes.......      $ 2,496        $14,453       $(11,760)       $14,431            $19,097

Amortization of capitalized interest....          321            324            326            338                341

Interest................................       30,578         35,260         54,936         53,846             53,086

Less interest capitalized during the
  period................................       (1,135)           (64)           (35)          (238)              (144)

Net amortization of debt discount and
  premium and issuance expense..........        2,797          2,771          2,542          2,532              3,158

Interest portion of rental expense......       15,683         16,031         20,333         21,407             21,848
                                              -------        -------       --------        -------            -------

  Earnings as adjusted..................      $50,740        $68,775       $ 66,342        $92,316            $97,386
                                              =======        =======       ========        =======            =======

Fixed Charges:
Interest................................      $30,578        $35,260       $ 54,936        $53,846            $53,086

Net amortization of debt discount and
  premium and issuance expense..........        2,797          2,771          2,542          2,532              3,158

Interest portion of rental expense......       15,683         16,031         20,333         21,407             21,848
                                              -------        -------       --------        -------            -------

  Fixed Charges.........................      $49,058        $54,062       $ 77,811        $77,785            $78,092
                                              =======        =======       ========        =======            =======

       Ratio of Earnings to Fixed
         Charges........................         1.03           1.27           0.85           1.19               1.25
                                              =======        =======       ========        =======            =======
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(1)  53-Week Fiscal Year

(2) Includes the Company's 50% share of the fixed charges and earnings of an unconsolidated affiliate.